Exhibit 10.2

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

In the Matter of THE PALMETTO BANK LAURENS, SOUTH CAROLINA (Insured State Nonmember Bank)	) ) ) ) ) ) ) ) ) )	CONSENT ORDER FDIC-10-077b

The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for The Palmetto Bank, Laurens, South Carolina (“Bank”), under 12 U.S.C. § 1813(q).

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a “Stipulation to the Issuance of a Consent Order” (“STIPULATION”), dated June 8, 2010, that is accepted by the FDIC and the Commissioner of Banking (“Commissioner”) on behalf of the State Board of Financial Institutions for the State of South Carolina (“State Board”). With the STIPULATION, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices and violations of law and/or regulation relating to asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk, to the issuance of this Consent Order (“ORDER”) by the FDIC and the State Board.

Having determined that the requirements for issuance of an order under 12 U.S.C. § 1818(b) and S.C. Code Ann. § 34-1-60 have been satisfied, the FDIC and the State Board hereby order that:

BOARD OF DIRECTORS

1. (a) Effective immediately, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. The Board shall prepare in advance and follow a detailed written agenda for each meeting, including consideration of the actions of any committees. Nothing in the foregoing sentences shall preclude the Board from considering matters other than those contained in the agenda. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions. Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

(b) Within 30 days from the effective date of this ORDER, the Board shall have in place a program that will provide for monitoring of the Bank’s compliance with this ORDER. Following the adoption of the program, the Board shall review the Bank’s compliance with this ORDER and record its review in the minutes of each regularly scheduled Board meeting. Establishment of this program does not in any way diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

MANAGEMENT

2. (a) During the life of this ORDER, the Bank shall have and retain qualified management with the qualifications and experience commensurate with assigned duties and responsibilities at the Bank. Each member of management shall be provided appropriate written authority from the Bank’s Board to implement the provisions of this ORDER.

(b) Within 60 days from the effective date of this ORDER, the Bank shall develop and approve a written analysis and assessment of the Bank’s management and staffing needs (“Management Plan”) for the purpose of providing qualified management for the Bank. The Management Plan shall be forwarded to the Regional Director of the FDIC’s Atlanta Regional Office (“Regional Director”) and to the Commissioner on behalf of the State Board (collectively “Supervisory Authorities”) for review and comment and shall address, at a minimum, the following:

(i) A review of each officer’s performance, abilities and assignments to positions within the Bank;

(ii) identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the Bank;

(iii) identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;

(iv) annual written evaluations of all Bank officers, and staff members to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including, but not limited to, adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition;

(v) a plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications to fill those officer or staff member positions consistent with the needs identified in the Management Plan; and

(vi) an organizational chart.

(c) During the life of this ORDER, the Bank shall notify the Supervisory Authorities, in writing, of the resignation or termination of any of the Bank’s directors or senior executive officers. Prior to the addition of any individual to the Board or the employment of any individual as a senior executive officer, the Bank shall comply with the requirements of section 32 of the Act, 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. §§ 303.100-303.104 and any State requirement for prior notification and approval.

(d) While this ORDER is in effect, the Bank shall comply with the requirements of Part 359 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 359.

CAPITAL

3. (a) Within 120 days from the effective date of this ORDER, the Bank shall achieve and maintain the following minimum capital levels as defined in Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325, after establishing an adequate allowance for loan and lease losses (“ALLL”):

(i) Tier 1 Capital at least equal to eight percent (8.0%) of total assets; and

(ii) Total Risk-Based Capital at least equal to ten percent (10.0%) of total risk-weighted assets.

(b) Within 30 days of the last day of each calendar quarter, the Bank shall determine, from its Reports of Condition and Income, its capital ratios for that calendar quarter. If any capital measure falls below the established minimum, within 30 days of such required determination of capital ratios, the Bank shall submit a written plan to the Supervisory Authorities, describing the means and timing by which the Bank shall increase such ratios up to or in excess of the established minimums.

(c) Any increase in Tier 1 Capital necessary to meet the requirements of paragraph 3(a) of this ORDER may be accomplished by the following:

(i) sale of common stock; or

(ii) sale of noncumulative perpetual preferred stock; or

(iii) direct contribution of cash by the Board, shareholders, and/or parent holding company; or

(iv) any other means acceptable to the Supervisory Authorities; or

(v) any combination of the above means.

Any increase in Tier 1 Capital necessary to meet the requirements of paragraph 3(a) of this ORDER may not be accomplished through a deduction from the Bank’s ALLL.

(d) If all or part of any necessary increase in Tier 1 Capital required by paragraph 3(a) of this ORDER is accomplished by the sale of new securities, the Board shall forthwith take all necessary steps to adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws. Prior to the implementation of the plan and, in any event, not less than fifteen (15) days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429 and the Commissioner of Banking, 1205 Pendleton Street, Suite 305, Columbia, S.C. 29201, for review. Any changes requested to be made in the plan or materials by the Supervisory Authorities shall be made prior to their dissemination. If the increase in Tier 1 Capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Supervisory Authorities for prior approval.

(e) In complying with the provisions of paragraph 3(a) of this ORDER, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within ten (10) days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank’s securities who received or was tendered the information contained in the Bank’s original offering materials.

(f) For the purposes of this ORDER, the terms “Tier 1 Capital” and “total assets” shall have the meanings ascribed to them in Sections 325.2(t) and 325.2(v) of the FDIC Rules and Regulations, 12 C.F.R. §§ 325.2(t) and 325.2(v).

CHARGE-OFF

4. (a) Within 10 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” and 50 percent of those assets classified “Doubtful” in the Joint Report of Examination dated October 26, 2009 (“Report”) that have not been previously collected or charged-off. (If an asset classified “Doubtful” is a loan or lease, the Bank may, in the alternative, increase its ALLL by an amount equal to 50 percent of the loan or lease classified “Doubtful”). Elimination of any of these assets through proceeds of other loans made by the Bank is not considered collection for purposes of this paragraph.

(b) Additionally, while this ORDER remains in effect, the Bank shall, within 30 days from the receipt of any official Report of Examination of the Bank from the FDIC or the State Board, eliminate from its books, by collection, charge-off, or other proper entries, the remaining balance of any asset classified “Loss” and 50 percent of the those classified “Doubtful” unless otherwise approved in writing by the Supervisory Authorities.

ALLOWANCE FOR LOAN AND LEASE LOSSES

5. Within 60 days from the effective date of this ORDER, the Board shall review and update its policy to ensure the adequacy of the ALLL. For the purpose of this determination, the adequacy of the ALLL shall be determined after the charge-off of all loans or other items classified “Loss.” The policy shall provide for a review of the ALLL at least once each calendar quarter. Said review shall be completed in time to properly report the ALLL in the quarterly Reports of Condition and Income. The review shall focus on the results of the Bank’s internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Reports of Condition and Income, by a charge to current operating earnings. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. The Bank’s policy for determining the adequacy of the ALLL and its implementation shall be satisfactory to the Supervisory Authorities.

REDUCTION OF CRITICIZED ASSETS

6. (a) Within 60 days from the effective date of this ORDER, the Bank shall submit to the Supervisory Authorities, for review and comment, a written plan to reduce the Bank’s risk exposure in relationships with assets in excess of $1,000,000 criticized as “Substandard”, “Doubtful”, or “Special Mention” in the Report. For purposes of this paragraph, “reduce” means to collect, charge-off, or improve the quality of an asset so as to warrant its removal from adverse criticism by the Supervisory Authorities. Within 10 days from the receipt of any comment from the Supervisory Authorities, and after due consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of a Board meeting. Thereafter, the Bank shall implement and follow this plan.

(b) The written plan mandated by this provision shall further require a reduction in the aggregate balance of assets classified “Substandard” and “Doubtful” in the Report in accordance with the following schedule. For purposes of this paragraph, “number of days” means number of days from the effective date of this ORDER.

(i) Within 180 days, a reduction of twenty-five percent (25%) in the balance of assets classified “Substandard” or “Doubtful.”

(ii) Within 360 days, a reduction of forty-five percent (45%) in the balance of assets classified “Substandard” or “Doubtful.”

(iii) Within 540 days, a reduction of sixty-five percent (65%) in the balance of assets classified “Substandard” or “Doubtful.”

(iv) Within 720 days, a reduction of seventy-five percent (75%) in the balance of assets classified “Substandard” or “Doubtful.”

(c) The requirements of this paragraph are not to be construed as standards for future operations of the Bank. Following compliance with the above reduction schedule, the Bank shall continue to reduce the total volume of adversely classified assets.

REDUCTION OF OTHER REAL ESTATE ASSETS

7. (a) Within 60 days from the effective date of this ORDER, the Board shall revise its policies and procedures for managing the Bank’s Adversely Classified Other Real Estate Owned (“ORE”). At a minimum, the policy shall address:

(i) requirements for conducting periodic reviews, at least quarterly, of the ORE portfolio by a committee appointed by the Board (“ORE Committee”);

(ii) requirements for establishing realistic and comprehensive budgets for each parcel, including projections of the Bank’s carrying costs (e.g., maintenance, taxes, repairs, and insurance costs) and projections of the marketing costs;

(iii) requirements for ordering independent appraisals of each parcel at the time of foreclosure and periodically thereafter (but no more than 12 months from the date of the prior appraisal report);

(iv) requirements for determination by the ORE Committee that each parcel of ORE is listed with a real estate broker or otherwise made widely available for sale within an appropriate timeframe and at a realistic selling price;

(v) requirements for periodic progress reports from each real estate broker marketing the Bank’s ORE, including projected sales timeframes, to the Bank;

(vi) requirements for detailed reports from the ORE Committee to the Board at least quarterly, which include written documentation of the action taken to facilitate the timely sale of ORE; and

(vii) requirements for accounting, documentation, resale terms, and action plans for the orderly liquidation of ORE from the Bank’s books.

(b) The Bank shall submit the policy to the Supervisory Authorities for review and comment. Within 30 days from receipt of any comment from the Supervisory Authorities, and after due consideration of any recommended changes, the Board shall approve the policy, which approval shall be recorded in the Board minutes. Thereafter, the Bank shall implement and fully comply with the policy.

NO ADDITIONAL CREDIT

8. (a) As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss” or “Doubtful” and is uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower.

(b) Additionally, as of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been criticized, in whole or part, “Substandard” or “Special Mention” and is uncollected.

(c) Paragraph 8(b) shall not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank. Prior to the extending of any additional credit pursuant to this paragraph, either in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by a majority of the Board or a designated committee thereof, who shall certify in writing as follows:

(i) why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;

(ii) that the Bank’s position would be improved thereby including an explanatory statement of how the Bank’s position would be improved; and

(iii) that an appropriate workout plan has been developed and will be implemented in conjunction with the additional credit to be extended.

(d) The signed certification shall be made a part of the minutes of the Board or its designated committee and a copy of the signed certification shall be retained in the borrower’s credit file.

REDUCE CONCENTRATIONS OF CREDIT

9. Within 90 days from the effective date of this ORDER, the Bank shall perform a risk segmentation analysis with respect to the Concentrations of Credit discussed in the Report. Concentrations should be identified by product type, geographic distribution, underlying collateral or other asset groups, which are considered economically related and in the aggregate represent a large portion of the Bank’s Tier 1 Capital. The Bank shall develop a written plan approved by its Board and acceptable to the Supervisory Authorities to systematically reduce any segment of the portfolio which the Supervisory Authorities deems to be an undue concentration of credit in relation to the Bank’s Tier 1 Capital. At a minimum the plan must provide for written procedures for the ongoing measurement and monitoring of the concentrations of credit, and a limit on concentrations commensurate with the Bank’s capital position, safe and sound banking practices, and the overall risk profile of the Bank.

LENDING AND COLLECTION POLICIES

10. Within 60 days from the effective date of this ORDER, and annually thereafter, the Board shall review the Bank’s loan policies and procedures for adequacy and, based upon this review, shall make all appropriate revisions to the policies and procedures necessary to enhance the Bank’s lending functions and ensure their implementation. As required by this paragraph, the Bank’s loan policies and procedures shall be revised to include, at a minimum, provisions that address and fully correct those criticisms found in the Report.

INTERNAL LOAN REVIEW

11. Within 60 days from the effective date of this ORDER, the Bank shall adopt an effective internal loan review and grading system to provide for the periodic review of the Bank’s loan portfolio in order to identify and categorize the Bank’s loans, and other extensions of credit which are carried on the Bank’s books as loans, on the basis of credit quality. Such system and its implementation shall be satisfactory to the Supervisory Authorities as determined at their initial review and at subsequent examinations and/or visitations. At a minimum, the grading system shall provide for the following:

(a) specification of standards and criteria for assessing the credit quality of the Bank’s loans;

(b) application of loan grading standards and criteria to the Bank’s loan portfolio;

(c) categorization of the Bank’s loans into groupings based on the varying degrees of credit and other risks that may be presented under the applicable grading standards and criteria, but in no case, will a loan be assigned a rating higher than that assigned by examiners at the last examination of the Bank without prior written notification to the Supervisory Authorities;

(d) assessment of the likelihood that each loan exhibiting credit and other risks will not be repaid according to its terms and conditions;

(e) identification of any loan that is not in conformance with the Bank’s loan policy;

(f) identification of any loan which presents any unsafe or unsound banking practice or condition or is otherwise in violation of any applicable State or Federal law, regulation, or statement of policy;

(g) requirement of a written report to be made to the Board and Audit Committee, not less than quarterly after the effective date of this ORDER. The report shall identify the status of those loans that exhibit credit and other risks under the applicable grading standards/criteria and the prospects for full collection and/or strengthening of the quality of any such loans; and

(h) specific policies governing Bank charge-offs of loans and underlying collateral taken to repay loans.

PLAN FOR EXPENSES/PROFITABILITY

12. (a) Within 60 days from the effective date of this ORDER, the Bank shall review and update its written profit plan to ensure it has a realistic, comprehensive budget for all categories of income and expense. This plan shall be forwarded to the Supervisory Authorities for review and comment and shall address, at a minimum, the following:

(i) goals and strategies for improving and sustaining the earnings of the Bank;

(ii) the major areas in, and means by which the Bank will seek to improve the Bank’s operating performance;

(iii) realistic and comprehensive budgets;

(iv) a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections;

(v) the operating assumptions that form the basis for, and adequately support, major projected income and expense components; and

(vi) coordination of the Bank’s loan, investment, and operating policies and budget and profit planning with the funds management policy.

(b) Following the end of each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan required by this paragraph and shall record the results of the evaluation, and any actions taken by the Bank in the minutes of the Board meeting at which such evaluation is undertaken.

FUNDS MANAGEMENT PLAN

13. Within 60 days from the effective date of this ORDER, the Bank shall review and update its written plan addressing liquidity, contingent funding, and asset liability management. A copy of the plan shall be submitted to the Supervisory Authorities upon its completion for review and comment. Within 30 days from the receipt of any comments from the Supervisory Authorities, the Bank shall incorporate those recommended changes. Thereafter, the Bank shall implement and follow the plan. Annually during the life of this ORDER, the Bank shall review this plan for adequacy and, based upon such review, shall make appropriate revisions to the plan that are necessary to strengthen funds management procedures and maintain adequate provisions to meet the Bank’s liquidity needs.

VIOLATIONS OF LAW, REGULATION AND POLICY

14. (a) Within 30 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law and regulation, which are more fully set out in the Report. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations.

(b) Within 30 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all contraventions of policy, which are more fully set out in the Report. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable statements of policy.

BROKERED DEPOSITS

15. (a) Throughout the life of this ORDER, the Bank shall not accept any brokered deposit, as defined by 12 C.F.R. § 337.6(a)(2), unless it is in compliance with the requirements of 12 C.F.R. § 337.6(b), governing solicitation and acceptance of brokered deposits by insured depository institutions.

(b) The Bank shall comply with the restrictions on the effective yields on deposits described in 12 C.F.R. § 337.6.

ASSET GROWTH LIMITATIONS

16. During the life of this ORDER, the Bank shall limit asset growth to ten percent (10.0%) per annum and in no event shall asset growth result in noncompliance with the capital maintenance provisions of this ORDER without receiving prior written approval of the Supervisory Authorities.

RESTRICTIONS ON CERTAIN PAYMENTS

17. (a) While this ORDER is in effect, the Bank shall not declare or pay dividends or bonuses without the prior written approval of the Supervisory Authorities. All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date or bonus payment date (at least 5 days with respect to any request filed within the first 30 days after the date of this ORDER) and shall contain, but not be limited to, an analysis of the impact such dividend or bonus payment would have on the Bank’s capital, income, and/or liquidity positions.

(b) During the term of this ORDER, the Bank shall not make any distributions of interest, principal or other sums on subordinated debentures, if any, without the prior written approval of the Supervisory Authorities.

DISCLOSURE

18. Following the effective date of this ORDER, the Bank shall send to its shareholders or otherwise furnish a description of this ORDER in conjunction with the Bank’s next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement or notice shall be sent to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429, and to the Commissioner of Banking, 1205 Pendleton Street, Suite 305, Columbia, SC 29201, at least fifteen (15) days prior to dissemination to shareholders. Any changes requested to be made by the Supervisory Authorities shall be made prior to dissemination of the description, communication, notice, or statement.

PROGRESS REPORTS

19. Within 30 days from the end of the first quarter following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports shall include a copy of the Bank’s Reports of Condition and Income. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Supervisory Authorities have released the Bank in writing from making further reports. All progress reports and other written responses to this ORDER shall be reviewed by the Board and made a part of the minutes of the appropriate Board meeting.

The provisions of this ORDER shall not bar, estop, or otherwise prevent the FDIC, the State Board, or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties.

This ORDER shall be effective on the date of issuance.

The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside in writing.

Issued Pursuant to Delegated Authority

Dated this 10 day of June, 2010.

Thomas J. Dujenski
Regional Director
Division of Supervision and Consumer Protection Atlanta Region
Federal Deposit Insurance Corporation

The Commissioner, having duly approved the foregoing ORDER on behalf of the State Board, and the Bank, through its Board, agree that the issuance of said ORDER by the FDIC shall be binding as between the Bank and the State Board to the same degree and to the same legal effect that such ORDER would be binding if the State Board had issued a separate ORDER that included and incorporated all of the provisions of the foregoing ORDER, pursuant to S.C. Code Ann. § 34-1-60 (1976).

Dated this 10 day of June, 2010.

Louie A. Jacobs
Commissioner of Banking
South Carolina
State Board of Financial Institutions